EXHIBIT 3

                          Certificate of Good Standing

(SEAL OF STATE OF COLORADO OMITTED)

                               STATE OF COLORADO
                              DEPARTMENT OF STATE
                                  CERTIFICATE

I, VICTORIA BUCKLEY, SECRETARY OF STATE OF THE STATE OF COLORADO HEREBY CERTIFY THAT

                    ACCORDING TO THE RECORDS OF THIS OFFICE

                             RPM TECHNOLOGIES, INC.
                             (COLORADO CORPORATION)

FILE # 199712043365 WAS FILED IN THIS OFFICE ON DECEMBER 18, 1997 AND HAS COMPLIED WITH THE APPLICABLE PROVISIONS OF THE LAWS OF THE STATE OF COLORADO AND ON THIS DATE IS IN GOOD STANDING AND AUTHORIZED AND COMPETENT TO TRANSACT BUSINESS OR TO CONDUCT ITS AFFAIRS WITHIN THIS STATE.

Dated:  November 23, 1998

By: /s/ Victoria Buckley
------------------------
        Victoria Buckley, Secretary of State